CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 37 to the Registration Statement of Templeton Global Smaller Companies Fund (the "Fund") on Form N-1A, File No. 2-70889, of our report dated October 3, 2003, relating to the financial statements and financial highlights which appear in the August 31, 2003 Annual report to shareholders of Templeton Global Smaller Companies Fund, Inc. which is also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."

San Francisco, California
April 21, 2004